Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED

The common stock, par value $0.0001 per share (“Common Stock”), of Aerpio Pharmaceuticals, Inc., a Delaware corporation (the “Company,” “us,” “we,” or “our”), is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following description sets forth certain general terms and provisions of our Common Stock. These descriptions are in all respects subject to and qualified in their entirety by, and should be read in conjunction with, the applicable provisions of, our Amended and Restated Certificate of Incorporation (the “Charter”) and our Amended and Restated By-laws (the “Bylaws”) (each of which is incorporated herein by reference and copies of which are incorporated by reference as exhibits to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission) and the applicable provisions of the Delaware General Corporation Law (“DGCL”).

Authorized Capital Stock

Our authorized capital stock consists of 300,000,000 shares of Common Stock and 10,000,000 shares of undesignated preferred stock, par value $0.0001 per share (“Preferred Stock”).

Common Stock

Dividends

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the Company’s board of directors (the “Board”) from time to time may determine.

Voting

Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directors then standing for election.

Distributions on Liquidation

Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of our Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding share of Common Stock is duly and validly issued, fully paid and non-assessable.

Other Rights

Our Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption.

Relationship to Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by our board of directors prior to the issuance of any shares thereof. Preferred Stock will have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the board of directors prior to the issuance of any shares thereof. Subject to the terms of any Preferred Stock designation that we may adopt from time to time, the number of authorized shares of Preferred Stock may be decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a supermajority (66 2/3%) of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, plus a supermajority (66 2/3%) of the voting power of the outstanding shares of each class entitled to vote thereon as a class.

While we do not currently have any plans for the issuance of additional Preferred Stock, the issuance of such Preferred Stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of Preferred Stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the Preferred Stock; however, these effects may include:

•	Restricting dividends on the common stock;
•	Diluting the voting power of the common stock;
•	Impairing the liquidation rights of the common stock; or
•	Delaying or preventing a change in control of our company without further action by the stockholders.

Other than in connection with shares of Preferred Stock (as explained above), which Preferred Stock is not currently designated nor contemplated by us, we do not believe that any provision of our Charter or Bylaws would delay, defer or prevent a change in control.

No shares of Preferred Stock are issued and outstanding as of the date of our Annual Report on Form 10-K with which this Exhibit 4.3 is filed as an exhibit.

Registration Rights

Registration Rights Agreement

In connection with the merger and private placement offering in March 2017 (the “Offering”), we entered into a registration rights agreement pursuant to which we filed a registration statement with the Securities and Exchange Commission (the “SEC”), or the Registration Statement, covering (a) the shares of Common Stock issued in the Offering, (b) the shares of common stock issuable upon exercise of certain warrants, (c) the shares of common stock issued in exchange for the equity securities of Aerpio outstanding prior to the merger and (d) 1,000,000 shares of common stock, or collectively, the Registrable Shares. If we fail to maintain the Registration Statement continuously effective as to all Registrable Shares included in such Registration Statement or the holders of Registrable Shares cannot use the Registration Statement to resell the Registrable Shares for a period of more than 15 trading days (other than suspension of the Registration Statement in connection with its post-effective amendment in connection with filing our Annual Report on Form 10-K for the time reasonably required to respond to any comments from the SEC or during a permitted blackout period as described in the Registration Rights Agreement), we will make payments to each holder of Registrable Shares as monetary penalties at a rate equal to 12% of the Offering Price per annum for each share affected during the period; provided, however, that in no event will the aggregate of any such penalties exceed 5% of the Offering Price per share. No monetary penalties will accrue after the Registrable Shares may be resold without volume or other limitations under Rule 144 or another exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”).

We must keep the Registration Statement effective for five years from the date it is declared effective by the SEC or until (i) the Registrable Shares have been sold in accordance with such effective Registration Statement or (ii) the Registrable Shares have been previously sold in accordance with Rule 144. We must comply with the informational requirements of Rule 144 so long as any shares of common stock issued in the Offering are subject to Rule 144, regardless of whether we are subject to filing requirements under the Exchange Act.

We will pay all expenses in connection with any registration obligation provided in the Registration Rights Agreement, including, without limitation, all registration, filing, stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, and the fees and disbursements of our counsel and of our independent accountants and reasonable fees and disbursements of counsel to the investors. Each investor will be responsible for its own sales commissions, if any, transfer taxes and the expenses of any attorney or other advisor such investor decides to employ.

Aerpio Registration Rights Agreement

In addition, we entered into a separate registration rights agreement with certain of the pre-merger stockholders of Aerpio and their affiliates, which we refer to as the Aerpio Registration Rights Agreement. The rights granted to such stockholders under the Aerpio Registration Rights Agreement take effect following such time as the Registration Statement described above no longer remains effective. Such  stockholders are entitled to rights with respect to the registration of these securities under the Securities Act. The Aerpio Registration Rights Agreement includes demand registration rights, short-form registration rights and piggyback registration rights. All fees, costs and expenses of underwritten registrations under this agreement will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

Following the date on which the Aerpio Registration Rights Agreement takes effect, we will be required, upon the written request of the holders of 30% of the registrable securities under the Aerpio Registration Rights Agreement, to file a registration statement on Form S-1 (if Form S-3 is not then available to us to use) and use commercially reasonable efforts to effect the registration of all or a portion of these shares for public resale. We are required to effect only two registrations pursuant to this provision of the Aerpio Registration Rights Agreement. In addition, if we are eligible to file a registration statement on Form S-3, upon the written request of the holders of at least 20% of the registrable securities, we will be required to use commercially reasonable efforts to effect a registration of such shares. We are required to effect only two registrations in any twelve month period pursuant to this provision of the Aerpio Registration Rights Agreement. The right to have such shares registered on Form S-3 is further subject to other specified conditions and limitations. If we register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration. Subject to certain exceptions contained in the Aerpio Registration Rights Agreement, we and the underwriters may limit the number of shares included in the underwritten offering to the number of shares which we and the underwriters determine in our sole discretion will not jeopardize the success of the offering. The Aerpio Registration Rights Agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

Anti-Takeover Effects of our Charter and Bylaws and Delaware Law

Certain provisions of Delaware law and our Charter and Bylaws may have the effect of making the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the price of our Common Stock.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which prohibits a person deemed an “interested stockholder” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date such person becomes an interested stockholder unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board, such as discouraging takeover attempts that might result in a premium over the price of our Common Stock.

Undesignated Preferred Stock

The ability to authorize undesignated Preferred Stock makes it possible for our board of directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Special Stockholder Meetings

Our Bylaws provide that a special meeting of stockholders may be called only by a majority of our Board then in office.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board.

Elimination of Stockholder Action by Written Consent

Our Charter eliminates the right of stockholders to act by written consent without a meeting.

Classified Board; Election and Removal of Directors

Our Board is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of our Common Stock outstanding will be able to elect all of our directors. In addition, our directors may not be removed without cause, and removal of our directors for cause will require a supermajority (66 2/3%) stockholder vote. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Choice of Forum

Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, then the United States District Court for the District of Delaware) will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL or our Charter or Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine (the “Delaware Forum Provision”). The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act or the Securities Exchange Act of 1934.

Amendment of Charter and Bylaw Provisions

The amendment of any of the above provisions in our Charter and Bylaws, except for the provision making it possible for our Board to issue convertible Preferred Stock, would require a supermajority (66 2/3% and majority of the minority, if applicable) stockholder vote.

Sale or Liquidation

Our Charter includes provisions that require the approval of a supermajority (66 2/3% and majority of the minority, if applicable) vote of the outstanding shares of our capital stock in order to consummate a liquidation event.

The provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, NY 11219, and its telephone number is (718) 921-8260.

Stock Exchange Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “ARPO.”